Exhibit n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated October 11, 2016 relating to the statement of assets and liabilities of Invesco High Income 2023 Target Term Fund, which appears in such Registration Statement. We also consent to the references to us under the heading “Legal Opinions and Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 28, 2016